Exhibit 10.41

CALIFORNIA LIVING WATERS, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE TEN MONTHS ENDED OCTOBER 31, 2009 AND 2008

CALIFORNIA LIVING WATERS, INC. AND SUBSIDIARY

CONTENTS

PAGE	1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	2	BALANCE SHEETS AS OF OCTOBER 31, 2009 (UNAUDITED) AND DECEMBER 31, 2008

PAGE	3	STATEMENTS OF OPERATIONS FOR THE TEN MONTHS ENDED OCTOBER 31, 2009 AND 2008 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2008

PAGE	4	STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE TEN MONTHS ENDED OCTOBER 31, 2009 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2008

PAGE	5	STATEMENTS OF CASH FLOWS FOR THE TEN MONTHS ENDED OCTOBER 31, 2009 AND 2008 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2008

PAGES	6	NOTES TO FINANCIAL STATEMENTS FOR THE TEN MONTHS ENDED OCTOBER 31, 2009 AND 2008 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

The Board of Directors
California Living Waters, Inc. and Subsidiary

      We have audited the accompanying consolidated balance sheet of California Living Waters, Inc. (the "Company") as of December 31, 2008 and the related consolidated statements of operations, stockholders' equity  and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated  financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Living Waters, Inc. and subsidiary as of  December 31, 2008 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

      As more fully discussed in Note 11, on October 31, 2009, the Company entered into a stock purchase agreement with General Environmental Management, Inc. (GEM), a publicly held company, pursuant to which GEM acquired all of the issued and outstanding common stock of the Company.

Weinberg & Company, P.A.

Los Angeles, Ca.
January 22, 2010

CALIFORNIA LIVING WATERS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	October 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$492,193	$466,028
Accounts receivable, net of allowance for doubtful accounts of $10,000 and $ 10,000	1,331,224	1,254,936
Prepaid expenses and other current assets	85,361	108,162
Total Current Assets	1,908,778	1,829,126

PROPERTY AND EQUIPMENT – net of accumulated depreciation of $1,767,135 and $ 1,339,212	10,777,655	12,459,449

Other assets :
Permits and franchises, net of accumulated amortization of $781,801 and $647,193	1,486,503	1,621,111
Deferred loan fees, net of accumulated amortization of $109,284 and $80,766	162,854	191,372
Other noncurrent assets	179,707	149,428

TOTAL ASSETS	$14,515,497	$16,250,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$635,665	$771,977
Accrued expenses	128,232	217,093
Current portion of long – term debt	716,488	587,873
Total Current Liabilities	1,480,385	1,576,943

LONG-TERM LIABILITIES
Non-current portion of long-term debt	3,736,203	5,188,987
Subordinated related party notes payable	1,800,000	1,800,000
Deferred income taxes	2,659,933	2,672,336
Total Liabilities	9,676,521	11,238,266

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, no par value, 1,000 shares authorized, 600 shares issued and outstanding	-	-
Paid-in capital	4,946,236	5,100,877
Accumulated deficit	(107,260)	(88,657)
Total Stockholders' Equity	4,838,976	5,012,220

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,515,497	$16,250,486

See accompanying notes to the consolidated financial statements.

CALIFORNIA LIVING WATERS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE TEN MONTHS ENDED OCTOBER 31, 2009 AND 2008 (UNAUDITED)

	Ten Months Ended		Year ended
	October 31,	October 31,	December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)
REVENUES	$5,291,866	$6,217,063	$7,615,880

COST OF REVENUES	3,650,471	3,729,312	4,593,040

GROSS PROFIT	1,641,395	2,487,751	3,022,840

OPERATING EXPENSES	988,259	1,602,758	1,992,184

OPERATING INCOME	653,136	884,993	1,030,656

OTHER INCOME (EXPENSE):

Interest income	413	5,341	-
Interest expense	(379,486)	(431,199)	(521,882)
Loss on sales of property	(305,129)	-	-
Other non-operating income	60	-	5,256
Total other expenses	(684,142)	(425,858)	(516,626)

INCOME (LOSS) BEFORE INCOME TAXES	(31,006)	459,135	514,030

Provisions for income taxes	12,403	(183,654)	(205,612)

NET INCOME (LOSS)	$(18,603)	$275,481	$308,418

See accompanying notes to the consolidated financial statements

CALIFORNIA LIVING WATERS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE TEN MONTHS ENDED OCTOBER 31, 2009 AND 2008 (UNAUDITED)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2008	600	$-	$5,100,877	$(397,075)	$4,703,802
Net income for the year ended December 31, 2008			-	308,418	308,418
Balance, December 31, 2008	600	-	5,100,877	(88,657)	5,012,220
Net loss for the ten months ended October 31, 2009				(18,603)	(18,603)
Distribution to shareholder			(154,641)		(154,641)
Balance, October 31, 2009 (Unaudited)	600	$-	$4,946,236	$(107,260)	$4,838,976

See accompanying notes to the consolidated financial statements

 CALIFORNIA LIVING WATERS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASHFLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008
AND FOR THE TEN MONTHS ENDED OCTOBER 31, 2009 AND 2008  (UNAUDITED)

	Ten Months Ended		Year Ended
	October 31,	October 31,	December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES :
Net income (loss)	$(18,603)	$275,481	$308,418
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on disposal of Property	305,129	-	-
Depreciation and Amortization	562,531	662,884	760,057
Amortization of deferred financing fees	28,518	19,835	17,434
Amortization of note discount	20,893	-	38,513
Deferred income taxes	(12,403)	191,210	213,168
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(76,288)	(729,798)	(646,936)
Prepaid and other current assets	(7,478)	(162,882)	(40,666)
Increase (decrease) in:
Accounts payable	(136,312)	498,803	730,585
Accrued expenses and other liabilities	(88,861)	332,903	31,190

Net cash provided by Operating Activities	577,126	1,088,436	1,411,763

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(251,773)	(1,073,345)	(1,305,827)
Net Cash Used In Investing Activities	(251,773)	(1,073,345)	(1,305,827)

CASHF LOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings on long – term debt	400,267	-	230,00
Payments of notes payable	(544,814)	(260,990)	(359,311)
Distribution to shareholders	(154,641)	-	-
Net Cash Used In Financing Activities	(299,188)	(260,990)	(129,311)

NET INCREASE (DECREASE) IN CASH	26,165	(245,899)	(23,375)
CASH – BEGINNING OF YEAR	466,028	489,403	489,403
CASH – END OF PERIOD	$492,193	$243,504	$466,028

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION:
Cash paid for:
Interest expense	$399,269	$431,199	$521,882
Income Taxes	$-	$-	$-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Assumption of Notes Payable upon purchase of Property	$-	$-	$1,200,515
Assumption of Notes Payable by purchaser upon sale of Property	$1,200,515	$-	$-

See accompanying notes to the consolidated financial statements

CALIFORNIA LIVING WATERS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008  AND
FOR THE TEN MONTHS ENDED OCTOBER 31, 2009

NOTE 1   ORGANIZATION AND DESCRIPTION OF BUSINESS

Nature of Business

The Company’s business is performed primarily through its wholly owned subsidiary, Santa Clara Waste Water Company dba Southern California Waste Water.

Santa Clara Waste Water Company ("SCWW") was incorporated on April 16, 1959 in the State of California. The Company's principal business activity is providing wastewater treatment for companies and haulers in Ventura County, California, and in adjacent counties.

Basis of Presentation

The interim financial statements included herein have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission, and in the opinion of management, include all adjustments which, of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations, and cash flows for the period presented. The results for the interim periods are not necessarily indicative of results for the entire year.

NOTE 2   SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Use of Estimates

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts in the financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. GAAP requires the Company to make estimates and judgments in several areas, including those related to the recoverability of accounts receivable, costs to dispose of wastewater on hand and the useful lives of property and equipment and intangible assets. These estimates are based on management's knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.

Basis of Accounting

The Company reorganized under a Chapter 11 bankruptcy of SCWW proceeding during 2004 and adopted  fresh-start reporting in accordance with the American Institute of Certified Public Accountants   Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Accordingly, all assets and liabilities were restated to reflect their reorganization value, which approximated fair value at the date of reorganization. The financial statements have been prepared using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recorded when earned and expenses are recorded at the time the liabilities are incurred.

Revenue Recognition

The Company recognizes revenue at the time its customers unload untreated wastewater at the Company's facility. Concurrent with the recognition of revenue, the Company records the estimated costs to treat and dispose of the wastewater on hand.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. Management reviews accounts receivable on a regular basis to determine if any such amounts will potentially be uncollected, based on contracted terms and how recently payments have been received. The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off. Based on the information available, management believes the Company's accounts receivable, net of allowance for doubtful accounts, are collectible.

Fair Value of Financial Instruments

The carrying amount of certain of the Company's financial instruments, including accounts receivable and accounts payable, approximates fair value due to the relatively short maturity of such instruments. The carrying value of the Company's notes payable approximates fair value based on prevailing interest rates.

Intangible Assets

The Company accounts for intangible assets pursuant guidance of Financial Accounting Standards Board. In accordance with this guidance, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms.  Intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset’s estimated fair values with its carrying value, based on cash flow methodology.  If any losses are determined to exist they are recorded in the period when such impairment is determined. Based upon management’s assessment, there are no indicators of impairment of its intangibles at October 31, 2009 and December 31, 2008.

Impairment of Long-Lived Assets

The Financial Accounting Standards Board established guidelines regarding when impairment losses on long-lived assets, which include property and equipment, should be recognized and how impairment losses should be measured.  This statement also provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. The Company periodically reviews, at least annually, such assets for possible impairment and expected losses. If any losses are determined to exist they are recorded in the period when such impairment is determined. Based upon management’s assessment, there are no indicators of impairment of its long lived assets at October 31, 2009 or December 31, 2008.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist principally of cash and trade receivables.  The Company places its cash in what it believes to be credit-worthy financial institutions.  However, cash balances have exceeded FDIC insured levels at various times.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash.

The Company’s trade receivables result primarily from waste water treatment services, and the concentration of credit risk is limited to a broad customer base located throughout Southern California.

Sales to one customer comprised approximately 24% of sales for the year ended December 31, 2008. Sales to another customer comprised approximately 22% and 26% of sales for the periods ended October 31, 2009 and 2008.

Amounts receivable from one customer comprised 22% of total accounts receivable at December 31, 2008. Amounts receivable from another customer comprised 24% of total accounts receivable at October 31, 2009.

Income Taxes

Income taxes are recorded under the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each yearend, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Temporary differences for the Company include the carrying value of property and equipment and intangible assets, and net operating loss carry forwards.

Property and Equipment

Property and equipment acquired prior to the reorganization under Chapter 11 of SCWW are stated at the fair value of those assets as of the date of reorganization. Effective January 1, 2005, newly acquired property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the useful lives of related assets as follows:

Vehicles	5 - 6 Years
Machinery and Equipment	7 - 22 Years
Furniture and fixtures	10 Years
Plant and Pipeline	20 - 22 years
Land improvements	20 years

Recent Accounting Pronouncements

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 and APB 28-1 amend SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 also amend APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 107-1 and APB 28-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 107-1 and APB 28-1 requires comparative disclosures only for periods ending after initial adoption. The Company does not expect the changes associated with adoption of FSP FAS 107-1 and APB 28-1 will have a material effect on its financial statements and disclosures.

In June 2009, the FASB issued authoritative guidance on accounting standards codification and the hierarchy of generally accepted accounting principles.” The FASB Accounting Standards Codification™ (“Codification”) has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with GAAP. All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. However, rules and interpretive releases of the Securities Exchange Commission (“SEC”) issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The FASB authoritative guidance is effective for interim and annual reporting periods ending after September 15, 2009. Therefore, beginning with our quarter ending September 30, 2009, all references made by it to GAAP in its consolidated financial statements now use the new Codification numbering system. The Codification does not change or alter existing GAAP and, therefore, it does not have an impact on our financial position, results of operations and cash flows.

On July 1, 2009, the Company adopted authoritative guidance issued by the FASB on business combinations. The guidance retains the fundamental requirements that the acquisition method of accounting (previously referred to as the purchase method of accounting) be used for all business combinations, but requires a number of changes, including changes in the way assets and liabilities are recognized and measured as a result of business combinations. It also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred. We will apply this guidance to business combinations completed after July 1, 2009.  Adoption of the new guidance did not have a material impact on our financial statements.

In October 2009, the FASB issued authoritative guidance on revenue recognition that will become effective for the Company beginning July 1, 2010, with earlier adoption permitted.  Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance.  We believe adoption of this new guidance will not have a material impact on our financial statements.

In May 2009, the FASB issued new requirements for reporting subsequent events. These requirements set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Disclosure of the date through which an entity has evaluated subsequent events and the basis for that date is also required.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

NOTE 3   PROPERTY AND EQUIPMENT

Property and Equipment consists of the following as of October 31, 2009 and December 31, 2008

	October 31, 2009	December 31, 2008
Plant and Equipment	$6,953,406	$6,953,406
Land	3,225,000	4,730,644
Machinery & Equipment	1,927,121	1,675,348
Land Improvements	241,569	241,569
Vehicles	122,090	122,090
Construction in progress	62,543	62,543
Furniture and Fixtures	13,061	13,061
	12,544,790	13,798,661
Less accumulated depreciation	(1,767,135)	(1,339,212)
Property and equipment net of accumulated depreciation	$10,777,655	$12,459,449

Depreciation expense was $427,923 and $528,537 for the ten months ended October 31, 2009 and 2008, respectively, and $597,811 for the year ended December 31, 2008.

In October 2009, the Company sold real estate located next to the SCWW facility that was purchased in December 2008, with a recorded value of $1,505,644. The property was sold to Petro Flow, LLC, a company controlled by the CEO of SCWW.  The only consideration received by the Company was the assumption of two notes in an aggregate amount of $1,200,515 secured by the property to Saticoy and Avalon Real Estate (see Note 4 to the Financial Statements).  As a result, the Company recorded a loss on sale of fixed assets of $305,129 during the ten months ended October 31, 2009.

NOTE 4   NOTES PAYABLE

Notes payable consist of the following at October 31, 2009 and December 31, 2008:

	October 31,	December 31,
	2009	2008
	(unaudited)
(a) Notes Payable, National Bank of California	$4,120,707	$3,911,425
(b) Note payable, Wiker Trust	280,000	330,000
(c) Note payable, Saticoy	-	549,493
(d) Note payable, Avalon Real Estate	-	651,022
(e) Note payable, Agua de Oro 2	57,146	103,030
(f) Note payable, So. Calif. Management Services, Inc. (“SCM”)	-	230,000
(g) Note payable, OMNI Bank	25,854	48,799
(h) Note payable, Carol Cole	28,900	33,900
Total notes payable	4,512,607	5,857,669
Less Note discount	59,916	80,809
Less current portion	716,488	587,873
Notes payable, net of current portion	$3,736,203	5,188,987

(a) Notes payable to National Bank of California consists of the following at October 31, 2009 and December 31, 2008

(i) Note payable, National Bank of California 1	$1,788,776	$1,846,295
(ii) Note payable, National Bank of California 2	1,710,400	1,759,666
(iii) Note payable, National Bank of California 3	66,883	110,970
(iv) Note payable, National Bank of California 4	154,381	194,494
(v) Note payable , National Bank of California 5	400,267	-
Total	$4,120,707	$3,911,425

 (i) Note payable to National Bank of California, 80% guaranteed by the USDA and various related parties of the Company, bears interest at Prime plus 1%, and is payable over 20 years. The loan is secured by a first lien on all assets and commercial real estate of the Company, including the pipeline, and is due in 2026.

(ii) Note payable National Bank of California, 80% guaranteed by the USDA and various related parties of the Company, bears interest at Prime plus 1%, and is payable over 20 years. The loan is secured by a first lien on all assets and commercial real estate of the Company, including the pipeline, and is due in 2026.

(iii) Note payable to National Bank of California, 80% guaranteed by the USDA and various insiders of the Company, bears interest at Prime plus 1%, and is payable over 5 years. The loan is secured by a first lien on all assets and commercial real estate of the Company, and is due in 2011.

(iv) Note payable guaranteed by various related parties of the Company at Prime plus 2%, payable over five years. This loan is secured by equipment and is cross collateralized to all other notes with National Bank of California.

(v)  Note payable to National Bank of California, secured primarily by accounts receivable, bearing interest at Prime plus 2%.  The note is due on March 5, 2010.

The above loans are subject to certain covenants with the senior lender, National Bank of California.  The affirmative covenants apply to the financial results of the Company’s subsidiary, SCWW, and include certain ratio requirements such as current ratio, Debt / Worth ratio and debt service.  At December 31, 2008, SCWW was not in compliance with the current ratio covenant resulting from a short term loan used for the purchase of real estate.  The bank granted a waiver to this covenant for that period.  At October 31, 2009, SCWW was in compliance with all financial covenants and ratios.

(b) The Wiker Trust obligation is interest only, bearing interest at 7.75% per annum, due August 1, 2012. This is an unsecured note that is subordinated to the National Bank of California notes.

(c) Note payable for the acquisition of real estate adjacent to the operating facility at 7%, payable in monthly installments of $2,333 beginning January 1, 2009 for six months until June 30, 2009 when all unpaid interest is due and payable.  The note is secured by the purchased real estate.  From July 1, 2009 until December 31, 2010, interest only payments will be made with the entire principal balance due on December 31, 2010.  On October 31, 2009, SCWW sold the real estate to Petro Flow, LLC, a company owned by the CEO of SCWW.  Petro Flow assumed the outstanding balance of the debt.

(d) Note payable for the acquisition of real estate adjacent to the operating facility at 7%.  Principal and all accrued interest due on June 30, 2010.  The note is secured by the purchased real estate. On October 31, 2009, SCWW sold the real estate to Petro Flow, LLC, a company owned by the CEO of SCWW.  Petro Flow assumed the outstanding balance of the debt.

(e) An unsecured four-year note, bearing interest at 15%, payable in monthly installments of $6,130, including interest. This note is subordinated to the National Bank of California notes.

(f) Note due to Southern California Management Services, Inc. ("SCM") for the purchase of equipment. Amount is due on demand and bears interest at 7.75% per annum. The note was repaid on January 2009. The CEO of SCWW is the President of SCM. This obligation is subordinated to the National Bank of California notes. This note was repaid January 2009.

(g) Amount due to Omni, which was assumed from SCM, relating to the purchase of equipment. The note bears interest at 10.88% per annum, payable in 36 monthly installments of principal and interest at $2,456. This obligation is subordinated at the National Bank of California notes. During 2007 the Company assumed this debt owed by the CEO to Omni in exchange for equipment.

(h) An unsecured four-year note, bearing interest at 15%, payable in monthly installments of $6,130, including interest. This note is subordinated to the National Bank of California notes.

Future annual maturities under these notes payable, plus the $1,800,000 subordinated note discussed in Note 5 are as follows at  October 31,2009:

Year Ended December 31,
Remainder of 2009
2009	$587,873
2010	1,651,348
2011	1,375,868
2012	1,157,970
2013	315,467
Thereafter	2,569,143
$7,657,669

NOTE 5   SUBORDINATED NOTES PAYABLE

The Company has two notes payable that are subordinated to the notes payable to National Bank of California (see Note 4). The subordinated Notes Payable consist of the following at October 31, 2009 and December 31, 2008.

(a) Note payable, Wiker Trust	$800,000	$800,000
(b) Note payable, US Environmental Response	1,000,000	1,000,000
Total	$1,800,000	$1,800,000

(a) The Wiker Trust obligation is interest only, bearing interest at 7.75% per annum, due August 1, 2012. This is an unsecured note that is subordinated to the National Bank of California notes. The Wiker Trust is a charitable remainder trust who made the initial loan to the Company in order to fund the acquisition of SCWW in 2004.  The CEO of SCWW is a trustee of the Wiker Trust.

(b) The United States Environmental  Response (“USER”) note, formerly held by Aqua de Oro, is a four year note, bearing interest at 7.75%, payable in monthly installments of $6,458 for 7 years, with all remaining principal and interest due on July 31, 2011. The CEO of SCWW is the President of USER. The balance due represents funds paid by Company to the court appointed disbursing agent for the benefit of approved creditors. This is an unsecured note that is subordinated to the National Bank of California notes and all debts allowed in the Company's bankruptcy reorganization.

NOTE 6   PERMITS AND FRANCHISES

As of the date of reorganization the Company had permits and franchise agreements. The permits and franchise agreements were valued based on the projected net operating income of the five year period following the reorganization, discounted at 12%. The permits allow the pipeline to connect to the City of Oxnard water works system and have a five year life, although they are renewable indefinitely, in five year increments, at minimal costs. The franchises are related to the use of the pipeline and have a 20 year life. The total value of the permits and franchises are being amortized over a remaining contractual life of the franchise agreements of 14 years commencing at the date of reorganization. The value of the permits and franchises as of the date of reorganization was $2,252,654. Accumulated amortization of the permits and franchises was $647,193 and $781,801 as of December 31,2008 and October 31, 2009, respectively.

Amortization of the permits and franchises for the next five years is expected to be as follows:

Years ending December 31,
Remainder of 2009	$160,904
2010	160,904
2011	160,904
2012	160,904
2013	160,904
Thereafter	816,591
$1,621,111

NOTE 7   STOCKHOLDER’S EQUITY

In accordance with the fresh start accounting requirements of SOP 90-7, retained earnings for SCWW at December 31, 2004 were $0. The Company's common stock has no par value, therefore SCWW and the Company's stockholder's equity at December 31, 2004 was all attributed to paid-in capital.

NOTE 8   RELATED PARTY TRANSACTIONS

The Company has notes payable to Agua de Oro in the amount of $l,000,000 and $103,030 at December 31, 2008 and $1,000,000 and $57,146 at October 31, 2009. The CEO of the Company is the President of Agua de Oro.

The Company has a note payable to Southern California Management Services, Inc., a company owned by the CEO of SCWW, in the amount of $230,000 at December 31, 2008. This note was used to facilitate a real estate purchase and was paid back in early 2009.

The Company has a note payable to Omni in the amount of $24,354. During 2007 the Company assumed this debt owed by the CEO to Omni in exchange for equipment.

In October 2009, the Company sold real estate located next to the SCWW facility that was purchased in December 2008.  The property was sold to Petro Flow, LLC, a company controlled by the CEO of SCWW.  The only consideration received by the Company was the assumption of two notes secured by the property to Saticoy and Avalon Real Estate (see Note 4 to the Financial Statements).  As a result, the Company recorded a loss on sale of fixed assets of $305,129.

Total interest payments relating to the notes payable to Agua de Oro, Omni, and Southern California Management Services, Inc. during the year ended December 31, 2008 and the ten months ended October 31, 2009 amounted to $76,637 and $76,444, respectively. During the year ended December 31, 2008 and the ten months ended October 31, 2009 the Company paid $314,106 and $329,332, respectively, for compensation, management and other services to companies and individuals related through common ownership.

On October 31, 2009 in conjunction with the sale of the Company (See Note 11), a distribution of $154,641 was made to Southern California Management Services, Inc. in its capacity as agent for USER, the sole shareholder of the Company prior to the sale.  The CEO of SCWW is the President of USER.

NOTE 9   COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL

To perform wastewater treatment at its site, SCWW is required to possess a permit to treat regulated waste and air quality permits to monitor air emissions from equipment and certain processing activities.  To treat Non-RCRA or “California-Only” hazardous wastewaters in the State of California the Company is required to possess a Transportable Treatment Unit (TTU) permit as issued by the Department of Toxic Substances Control. A TTU permit is generally not required in other States because the wastewater being treated is considered non-hazardous.  Air permits are generally required to notify Air Quality Management Districts of most States of specific sources and pollutants from processing equipment and activities causing air emissions.

Although compliance with State and Federal laws and regulations may affect the costs of the Company’s operations, compliance costs to date have not been material.

LEGAL PROCEEDINGS

The Company is party to legal proceedings that arise through the normal course of business.  The outcomes of these proceedings are not expected to have a material impact on these financial statements.

PERMITS

Under the terms of an agreement with the City of Oxnard, the City may terminate the Company's right to discharge waste water into its sewerage system with 90 days written notice. The Company has maintained active permits with the City of Oxnard since its inception in 1959.

NOTE 10   INCOME TAXES

Applying domestic federal statutory rates to pre-tax income is mainly related to state income taxes. At October 31, 2009 and December 31, 2008, the deferred income tax liabilities were mainly attributable to differences in the bases of property and equipment and intangible assets of $9,080,823 and $8,992,166 respectively, offset by the benefit of future use net operating loss carry forwards. As of October 31, 2009 and December 31, 2008, the Company had federal loss carry forwards of approximately $3,485,732 and $3,397,075 which are limited under Section 382 of the Internal Revenue code, and expire between 2010 and 2020.

NOTE 11   SUBSEQUENT EVENT

The Company has evaluated subsequent events through January 22, 2010.

On October 31, 2009, the Company entered into a stock purchase agreement with General Environmental Management, Inc. (GEM), a publicly held company, pursuant to which GEM acquired all of the issued and outstanding common stock of the Company.  In consideration of the acquisition of the issued and outstanding common stock of the Company GEM issued $9.0 million of notes and assumed approximately $5.9 million of long term obligations. As a result of the agreement, the Company becomes a wholly-owned subsidiary of GEM.